EXHIBIT 99.1

Helen of Troy Announces Agreement to Acquire Healthy Directions for Approximately $195 Million

Accretive to adjusted EBITDA, adjusted EPS, and gross profit margin

Third consecutive acquisition in Health & Wellness categories in less than four years

Helen of Troy to hold a conference call at 9 a.m. ET today; details at end of release

EL PASO, Texas, June 11,  2014 — Helen of Troy Limited (NASDAQ, NM:  HELE), designer, developer and worldwide marketer of brand-name housewares, healthcare/home environment and personal care consumer products, announced that it has entered into a definitive purchase agreement to acquire Healthy Directions, LLC and its subsidiaries (Healthy Directions), a U.S. market leader in premium doctor-branded vitamins, minerals and supplements (VMS), as well as other health products sold directly to consumers.  The purchase price will be approximately $195 million in cash, subject to certain customary closing adjustments. The sellers are certain funds controlled by American Securities, LLC and ACI Capital Co., LLC.  On a trailing twelve month basis through March 2014, the acquisition implies a multiple of less than 8.0 times adjusted EBITDA. Following the closing of the acquisition, Healthy Directions will continue to be based in Bethesda, Maryland.

The acquisition is expected to be accretive on a cash flow, adjusted EBITDA and adjusted EPS basis.  With net sales of approximately $145 million in calendar year 2013, Healthy Directions is expected to increase Helen of Troy’s revenues by more than 10% on an annualized basis.  Healthy Directions grew 8.4% in 2013 compared to 2012, ahead of the industry trend in the VMS market.

Entering the VMS category is a logical step for Helen of Troy as it continues to capitalize on the health and wellness trend, which builds on Helen of Troy’s acquisitions of Kaz in December of 2010 and PUR in December of 2011. Healthy Directions’ portfolio of supplements and health care products is branded with the names of highly respected physicians and nutritional experts in attractive product segments such as heart health, digestive health, joint health, skin care, and vision support.  It has a strong, innovation pipeline and an advantageous direct marketing and delivery capability, which encourages consumer education and automatic replenishment. According to Nutrition Business Journal, the VMS market is expected to continue growing at a mid-to-high single digit rate annually through 2020. Healthy Directions, which targets consumers aged 55+, expects to benefit from the aging of the U.S. population with over 70% of those aged 55+ taking vitamin supplements in 2013. According to the U.S. Census Bureau’s national population forecast, the 65-74 age segment is expected to grow more than 50% between 2012 and 2025, and the segment of age 75+ is expected to grow more than 40%.

Tim Meeker, Chairman of the Board, commented: “We are delighted to announce the acquisition of Healthy Directions.  This acquisition fits well with our stated goal to invest our cash flow for the benefit of shareholders.  Helen of Troy has significant balance sheet strength, which enables it to support its current brands and businesses, evaluate strategic acquisitions, and repurchase outstanding shares.  We have been searching for the right acquisition for over two years and believe Healthy Directions is a strong fit for us both strategically and financially. Following the acquisition, Helen of Troy will continue to have an attractive debt to adjusted EBITDA ratio of less than 3.0 times and a strong cash flow generation profile.”

Julien R. Mininberg, Chief Executive Officer, stated:  “The heart of our acquisition strategy is to create value for our shareholders by adding growing businesses that are good strategic fits with our portfolio.  Healthy Directions will add another strong pillar to our growing portfolio of market-leading health and wellness businesses that includes thermometers, humidifiers, vaporizers, air purifiers, and water purifiers. Healthy Directions is poised to continue capitalizing on the expected growth in its market. It has a substantial presence in the premium direct-to-consumer VMS category, a proven track record of growth over the past three years, and initiatives in place to continue its momentum. We also like Healthy Directions’ direct-to-consumer business model, which drives growth by focusing on education, replenishment, and customer loyalty with a wide range of high-quality products and programs designed to drive repeat purchases. Healthy Directions’ direct-to-consumer marketing platform also provides a new capability at Helen of Troy, reaching consumers directly through the internet, phone and direct mail, diversifying our go-to-market vehicles, as opposed to primarily brick and mortar retail and online retailers in our other businesses.”

Mininberg continued, “Healthy Directions marks our third acquisition in less than four years, and is strongly aligned with our disciplined financial criteria. We are acquiring expected revenue growth rates and gross profit margins above our organic averages, and strong new cash flow at an attractive price. Healthy Directions’ gross profit margin in calendar year 2013 was approximately 30 percentage points higher than Helen of Troy’s consolidated fiscal year 2014 gross profit margin, advancing our strategy of favoring businesses with high-margin consumables.  The cash flow accretion from Healthy Directions helps us continue to keep our balance sheet strong so we can allocate capital to accelerate value creation for our shareholders.  We will continue to evaluate acquisition opportunities across a wide range of categories and geographies.  The continuity of Healthy Directions’ management team is a key ingredient, as our recently-announced shared service reorganization continues to transform other areas of our Company and allows our business segments to remain focused on delivering innovative products that drive sales at increasing rates of profitability.  I would like to take this opportunity to welcome the entire Healthy Directions team to the Helen of Troy family.”

Connie Hallquist, Chief Executive Officer of Healthy Directions, stated: “We are very excited to join the Helen of Troy family.  We admire the portfolio of businesses Helen of Troy has built, its consistent growth and profitability, and are eager to become a part of the Company.  Our brands and products will benefit from greater access to capital, strong back office capability, a developed international platform, and other health and wellness businesses that may benefit from our business model over time.   I look forward to continuing to lead Healthy Directions as part of Helen of Troy and believe our growth prospects will be even greater in the years ahead.”

The transaction is expected to close during Helen of Troy’s second fiscal quarter, subject to customary closing conditions, including regulatory approval.

J.P. Morgan Securities LLC acted as an exclusive financial advisor to Helen of Troy Limited on the acquisition of Healthy Directions. Additionally, JPMorgan Chase Bank, N.A. and Bank of America, N.A. provided committed financing for the transaction.  Houlihan Lokey served as exclusive financial advisor and assisted in structuring and negotiating the transaction on behalf of Healthy Directions.  Baker & McKenzie LLP acted as legal counsel to Helen of Troy Limited in connection with the transaction.  Kaye Scholer LLP acted as legal counsel to Healthy Directions.

Conference Call and Webcast:

The Company will conduct a teleconference in conjunction with today’s acquisition.  The teleconference begins at 9:00 a.m. Eastern Time today, Wednesday, June 11, 2014.  Institutional investors and analysts interested in participating in the call are invited to dial (888) 430-8694 approximately ten minutes prior to the start of the call.  The conference call will also be webcast live at: www.hotus.com. A telephone replay of this call will be available at 12:00 p.m. Eastern Time on June 11, 2014 until 11:59 p.m. Eastern Time on June 18, 2014 and can be accessed by dialing (877) 870-5176 and entering replay pin number 1070217. A replay of the webcast will remain available on the website for 60 days.

About Helen of Troy Limited:

About Helen of Troy Limited: Helen of Troy Limited is a leading global consumer products company offering creative solutions for its customers through a strong portfolio of well-recognized and widely-trusted brands, including: Housewares: OXO®, Good Grips®, Soft Works®, OXO tot® and OXO Steel®;  Healthcare/Home Environment: Vicks®, Braun®, Honeywell®, PUR®, Febreze®, Stinger®, Duracraft® and SoftHeat®; and Personal  Care: Revlon®, Vidal Sassoon®, Dr. Scholl’s®, TONI&GUY®, Sure®, Pert®, Infusium23®,  Brut®, Ammens®, Hot Tools®, Bed Head®, Karina®, Sea Breeze® and Gold ‘N Hot®.  The Honeywell® trademark is used under license from Honeywell International Inc.  The Vicks®, Braun®, Febreze® and Vidal Sassoon® trademarks are used under license from The Procter & Gamble Company.  The Revlon® trademark is used under license from Revlon Consumer Products Corporation.  The Bed Head® trademark is used under license from Unilever PLC. The Dr. Scholl’s® trademark is used under license from MSD Consumer Care, Inc.

For in-depth information about Helen of Troy, please visit www.hotus.com.

About Healthy Directions

Healthy Directions, LLC, a direct-to-consumer retailer and leading health publisher of doctor-formulated nutritional supplements and skincare products, is dedicated to helping people lead healthier, happier lives. Healthy Directions provides expert guidance and advanced nutritional supplements from some of America’s most knowledgeable and highly respected integrative- and alternative health doctors including Julian Whitaker, MD, Dr. David Williams, Stephen Sinatra, MD, Aaron Tabor, MD, Susan Lark, MD, Richard Wurtman, MD, and Joseph Pergolizzi, Jr., MD.

Non-GAAP Financial Measures:

Adjusted EBITDA and adjusted EPS are considered non-GAAP financial measures.  Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, non-cash asset impairment charges and non-cash share based compensation.  Adjusted EPS is defined as earnings per share excluding transaction costs and amortization of intangible assets related to the acquisition.

Forward Looking Statements:

This press release may contain forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many of these factors will be important in determining the Company’s actual future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially from those expressed or implied in any forward-looking statements. The forward-looking statements are qualified in their entirety by a number of risks that could cause actual results to differ materially from historical or anticipated results. Generally, the words “anticipates”, “estimates”, “believes”, “expects”, “plans”, “may”, “will”, “should”, “seeks”, “project”, “predict”, “potential”, “continue”, “intends”, and other similar words identify forward-looking statements. The Company cautions readers not to place undue reliance on forward-looking statements. The Company intends its forward-looking statements to speak only as of the time of such statements, and does not undertake to update or revise them as more information becomes available. The forward-looking statements contained in this press release should be read in conjunction with, and are subject to and qualified by, the risks described in the Company’s Form 10-K for the year ended February 28, 2014 and in our other filings with the SEC. Investors are urged to refer to the risk factors referred to above for a description of these risks. Such risks include, among others, the departure and recruitment of key personnel, the Company’s ability to deliver products to our customers in a timely manner, the costs of complying with the business demands and requirements of large sophisticated customers, the Company’s relationship with key customers and licensors, our dependence on the strength of retail economies and vulnerabilities to an economic downturn, expectations regarding acquisitions and the integration of acquired businesses,  exchange rate risks, disruptions in U.S., European and other international credit markets, risks associated with weather conditions, the Company’s dependence on foreign sources of supply and foreign manufacturing, the impact of changing costs of raw materials and energy on cost of goods sold and certain operating expenses, the Company’s geographic concentration of certain U.S. distribution facilities, which  increases our exposure to significant shipping disruptions and added shipping and storage costs, difficulties encountered during the transition to the Company’s new distribution facility could interrupt the Company’s logistical systems and cause shipping disruptions, the Company’s projections of product demand, sales, net income and earnings per share are highly subjective and our future net sales revenue and net income could vary in a material amount from such projections, circumstances that may contribute to future impairment of goodwill, intangible or other long-lived assets, the risks associated with the use of trademarks licensed from and to third parties, the Company’s ability to develop and introduce innovative new products to meet changing consumer preferences, trade barriers, exchange controls, expropriations, and other risks associated with foreign operations, the Company’s debt leverage and the constraints it may impose, the costs, complexity and challenges of upgrading and managing our global information systems, the risks associated with information security breaches, the risks associated with tax audits and related disputes with taxing authorities, potential changes in laws, including tax laws, and the Company’s ability to continue to avoid classification as a controlled foreign corporation.

SOURCE: Helen of Troy Limited

Investor Contacts:

ICR, Inc.

Allison Malkin / Anne Rakunas

(203) 682-8200 / (310) 954-1113